Exhibit 8.1
May 24, 2007
Merge Technologies Incorporated
6737 West Washington Street, Suite 2250
Milwaukee, Wisconsin 53214-5650
Ladies and Gentlemen:
     We have acted as U.S. Federal income tax counsel for Merge Technologies Incorporated (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Company’s Post-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-3 being filed on Form S-1 (No. 333-125603) (the “Registration Statement”). The Registration Statement relates to up to 4,568,161 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable in exchange for exchangeable shares of Merge Cedara ExchangeCo Limited, the Company’s indirect wholly-owned subsidiary (subject to the outstanding exchangeable shares). You have requested that we provide our opinion as to the accuracy of the description in the Registration Statement of certain U.S. Federal income tax consequences relating to the ownership of the Common Stock.
     In rendering this opinion, we have reviewed the Registration Statement, the Company’s Officer’s Tax Certificate and such other documents as we have deemed necessary to render our opinion expressed below and within the Registration Statement.
     It is our opinion that the discussion of “Material United States Federal Income Tax Considerations” in the Registration Statement is accurate in all material respects.
     Our opinion is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined. Our opinion cannot be relied upon if any of the material facts stated in those documents are, or later become, inaccurate or if there is a material change in applicable law. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Our opinion expressed above is limited to the U.S. Federal income tax law, and we do not express any opinion concerning any other laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to this opinion within the Registration Statement and to the reference to our name as U.S. Federal income tax counsel to the Company under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP